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                                    EXHIBIT 5

April 9, 2007

Catuity Inc.
300 Preston Avenue Suite 30
Charlottesville, VA 22902

Greetings:

     We have acted as counsel to Catuity Inc., a Delaware corporation (the "Company"), in connection with the proposed registration of 769,232 shares of the Company's common stock ("Common Stock") to be offered and sold by certain Selling Security Holders, as described in a Registration Statement on Form SB-2 filed with the Securities and Exchange Commission (together with all amendments thereto, the "Registration Statement").

     It is our opinion that the shares of Common Stock to be registered under the Registration Statement have been duly authorized, and, when issued pursuant to the terms of the underlying shares of Series A Convertible Preferred Stock and Convertible Notes, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        JAFFE, RAITT, HEUER & WEISS
                                        Professional Corporation


                                        /s/ Jaffe, Raitt, Heuer, & Weiss
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